Exhibit 10.35

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Evaluation and Option Agreement

Between

Queen Mary University of London

And

MultiVir Inc.

For

“Vaccinia Virus”

Dated

28 January 2015

Table of Contents

1. Definitions	2
2. Option	4
2.1. Grants	4
2.2. Negotiation of License	4
2.3. Option Lapse	4
3. Payments	4
3.1. Patent Costs	4
3.2. Intellectual Property Rights	4
3.3. Interest	4
4. Confidentiality	5
4.1. Provision of Know-how	5
4.2. Provision of Materials	5
4.3. Confidentiality of Know-How	5
4.4. Confidentiality obligations	5
4.5. Exceptions to obligations	5
4.6. Disclosure to employees	6
4.7. Return of information	6
5. Data, Reports and Improvements	6
5.1. Interim and Final Report	6
5.2. Use of Data Generated During Option	6
5.3. Improvements	6
5.4. New Inventions	6
5.5. Option for Improvements/New Inventions	7
5.6. Publication and Disclosure of Results	7
6. General	7
6.1. Jurisdiction and Law	7
6.2. Contact Details	7
6.3. Notices	7
6.4. Announcements	8
6.5. Agreement Execution	8
7. Termination	8
7.1. Company’s Right to Terminate	8
7.2. Termination For Default	8
7.3. Surviving Clauses	8
Signature Page	9
Schedule 1 (Patent(s), Know-how, Materials)	10
Schedule 2 (Company Programme)	11
Schedule 3 (Heads of Terms)	12

This Agreement dated 02 February 2015 is between:

A.	Queen Mary University of London, a body incorporated in England and Wales by Royal Charter, whose principal offices are at Mile End Road London E1 4NS, England (“QMUL” or “Licensor”);

and

B.	MultiVir, Inc., a US corporation of the State of Delaware whose registered office or principal place of business is at 9393 Towne Centre Drive, Suite 200, San Diego, CA, U.S.A (the “Company” or “Licensee”).

Recitals:

I.	QMUL has developed certain technology and owns certain intellectual property rights relating to Vaccinia Virus, including the Patents and the Know-how.

II.	The Company wishes to evaluate the Technology (as defined below) and acquire an option to obtain a licence under the Technology, and is willing to carry out work to establish a ‘proof of concept’ in accordance with Schedule 2 for the said Technology, and QMUL is willing to grant the Company such an option in accordance with the provisions of this Agreement.

It is agreed as follows:

1.	Definitions

In this Agreement, the following words shall have the following meanings:

Affiliate	In relation to a Party shall mean, a corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control of such Party. “Control” means (i) the beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities, or (ii) at least a fifty percent (50%) interest in the net assets or profits of a partnership or other business organization without voting securities.

Commencement Date	27th January 2015

Confidential Information	All Know-how; and All other Data, plans, methods, technical or commercial information that: (i) in respect of information provided in documentary or by way of a model or in other tangible form, at the time of provision is marked or otherwise designated to show expressly or by necessary implication that it is imparted in confidence; and (ii) in respect of information that is imparted orally, any information that the Disclosing Party or its representatives informed the Receiving Party at the time of disclosure was imparted in confidence; and (iii) any copy of any of the foregoing.

Data	All data and results generated from the Technology during the course of the Option Period including, raw and processed data, and full materials and methods.

Field	The diagnosis, prevention or treatment of Cancer

Improvements	Means any development, improvement, modification or amendment by the Parties of the Technology which would, if commercially practiced, infringe and/or be covered by a claim of the Patents.

Know-how	Technical information in the Field developed in the Laboratory under the supervision of the Principal Investigator and relating directly to the inventions claimed in the Patents and/or the information described in the attached Schedule 1 Part B.

Laboratory	The laboratory of the Principal Investigator within QMUL’s Department of Experimental Cancer Medicine.

Licensed Products	Any and all Products that are manufactured, sold or otherwise supplied by the Licensee or its sub-licensee (including any Affiliate of the Licensee) and which (a) are within any Valid Claim of the Patents and/or (b) incorporate, or their development makes use of, any of the Know-how or Materials.

Materials	As described in the attached Schedule 1, Part C.

Net Receipts	The amount of any payment (excluding Value Added Tax), and the value of any non-monetary receipt, obtained by, or due to, Licensee or its Affiliate, in relation to the development or sub-licensing (including the grant of any option over a sub-licence) of any of the Patents and Know-how, and including any of the following:

	a)	up-front, milestone (whether at the stage of development, marketing or otherwise), success, bonus, maintenance and periodic (including annual) payments, royalty and minimum royalty payments due under any sub-licence agreement;

	b)	payments in respect of the funding of research or development activities related to any Licensed Product, to the extent that such payments exceed a reasonable level of payment for such activities;

	c)	where any sub-licence is to be granted under cross-licensing arrangements, the value of any third party licence obtained under such arrangements;

	d)	any premium paid over the fair market value of shares, options or other securities in respect of any of the share capital of the

Licensee or its Affiliate (such fair market value to be determined on the assumption that Licensor had not granted, nor agreed to grant, any rights to the Licensee in respect of any of the Patents and Know-how);

	e)	any loan, guarantee or other financial benefit made or given other than on normal market terms; and any shares, options or other securities obtained from a third party.

Net Sales Value	The invoiced price of Licensed Products sold by the Licensee or its Affiliates to independent third parties in arm’s length transactions exclusively for money or, where the sale is not at arm’s length, the price that would have been so invoiced if it had been at arm’s length, after deduction of all documented:

	a)	normal trade discounts actually granted and any credits actually given for rejected or returned Licensed Products;

	b)	costs of packaging, insurance, carriage and freight, provided in each case that the amounts are separately charged on the relevant invoice;

	c)	value added tax or other sales tax; and

	d)	import duties or similar applicable government levies;

provided that such deductions do not exceed reasonable and customary amounts in the markets in which such sales occurred. Sales between any of the Licensee, its Affiliates and Sub-licensees shall not be considered for the purposes of this definition unless there is no subsequent sale to a person who is not the Licensee, its Affiliate or Sub-licensee in an arm’s length transaction exclusively for money.

New Inventions	As defined under Clause 5.4 and determined under U.K. patent law

Option	The option described in Clause 2.1.

Option Period	The period of 365 days from the Commencement Date, subject to any earlier termination of the Option under Clause 7.

Option Purpose	To validate the Technology within the Field in accordance with Schedule 2

Parties	Licensor and the Licensee, and “Party” shall mean either of them

Patents	Any and all of the patents and patent applications referred to in Schedule 1 Part A, including any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

Principal Investigators	Professor Nick Lemoine: director@qmcr.qmul.ac.uk Doctor Yaohe Wang: yaohe.wang@qmul.ac.uk

Product(s)	Shall mean any drug, pharmaceutical, device, instrument, substance, material, method or process.

Technology	Means the collection of the Patents, Know-How and Materials generated solely by the Principal Investigator(s).

Valid Claim	Shall mean a bona fide, unexpired issued or pending claim in the Patents that has not been held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid by QMUL or its successors or assigns through reissue or disclaimer.

2.	Option

2.1.	Grants

In consideration of the Parties’ intention to execute a license agreement licensing the Technology to the Company on mutually acceptable terms, and the Company agreeing to pay a non-refundable Option Fee of £10,000 (plus VAT, if applicable) and the patent costs under Clause 3.1; QMUL hereby grants to the Company an exclusive option (the “Option”), during the Option Period and subject to the provisions of this Agreement, to negotiate an exclusive, worldwide licence (with the right to sub-license) under the Technology (“Licence”) to develop, manufacture, have manufactured, market, use and sell Licensed Products in the Field (the “Licence Rights”).

2.2.	Negotiation of License

Anytime from the Commencement Date till the end of the Option Period, the Company will have the right to exercise the Option by notifying QMUL in writing that it, or one of its Affiliates, is interested in negotiating, in good faith, on the basis of Heads of Terms (Schedule 3) for the grant of the License under Clause 2.1. If the Company so informs QMUL that it or one of its Affiliates is so interested, the Company and QMUL shall negotiate in good faith, on reasonable commercial terms for biotechnology licenses, a definitive agreement during a period of six (6) months from the date of written notice provided during the Option Period (the “Negotiation Period”). The Negotiation Period shall be mutually extendable by the written agreement of both the Parties.

2.3.	Option Lapse

If Company does not exercise the Option during the Option Period, the Option will lapse and QMUL shall thereafter be free to license the Technology to third parties. If the Parties are unable to agree the terms of a licence agreement by the end of the Negotiation Period, despite negotiating in good faith, this Option will lapse, automatically and QMUL shall thereafter be free to license the Technology to third parties.

3.	Payments

3.1.	Patent Costs

During the Option Period and any Negotiation Period, QMUL shall consult with the Company in relation to the filing, prosecution and maintenance of patent applications in respect of any patent rights directly regarding the Technology. The Company shall reimburse to QMUL all of QMUL’s costs and expenses in relation to the filing, prosecution and maintenance of patent applications as described in Schedule 1, Part A and any inventions made while developing the Technology. These expenses/costs will include without limitation patent agents’ fees. However, such costs shall not exceed £5,000 without the Company’s authorisation. The Company shall reimburse the patent costs within thirty [30] days of the date of invoice from QMUL.

If at any time during the continuation of this Agreement the Company notifies QMUL that it does not wish to reimburse QMUL’s costs in respect of any family of patent applications or the Company fails to authorize patent costs beyond £5,000 within a reasonable time, the Option shall terminate in respect of such patent applications on the date of QMUL’s receipt of such notification or at Company’s failure to provide such authorization within reasonable time, and the Company shall not have any responsibility for such patent costs arising after such date.

3.2.	Intellectual Property Rights

For the avoidance of doubt, all intellectual property and other rights under the Technology shall vest in QMUL, but if an agreement is reached pursuant to Clause 2.2, such intellectual property and rights shall be included in the Licence to the Company contemplated by Clause 2.2.

3.3.	Interest

In the event that full payment of patent costs according to Clause 3.1 are not made on the due date, the Company shall be liable to pay interest on the amount unpaid at the rate of one per cent [1%] over the base rate for the time being of Barclays Bank PLC, from the date when payment was due until the date of actual payment.

4.	Confidentiality

4.1.	Provision of Know-how

Promptly following the Commencement Date, QMUL shall supply or cause the Principal Investigator to supply the Company with all Know-how in their possession that QMUL is at liberty to disclose (subject to any specific obligation imposed by a third party as to the period of confidentiality) and has not previously been disclosed to the Company and which is reasonably necessary or desirable to enable the Company to undertake the Option Purpose. QMUL represents and warrants that with respect to the Know-How described in Schedule 1, Part B it is under no third party obligations impairing its ability to deliver such Know-How to Company. The method of such supply shall be agreed between the Principal Investigator and the Company but shall not require the Principal Investigator to undertake more than two [2] man-days of work, unless otherwise agreed in writing between the Parties.

4.2.	Provision of Materials

Promptly following the Commencement Date, QMUL shall supply or cause the Principal Investigator to supply the Company with sufficient Material in such amounts and quantities as set forth in Schedule 1, Part C or which is otherwise reasonably necessary or desirable, to enable the Company to undertake the Option Purpose. The method of such supply shall be agreed between the Principal Investigator and the Company but shall not require the Principal Investigator to undertake more than two [2] man-days of work, unless otherwise agreed in writing between the Parties.

4.3.	Confidentiality of Know-How

The Company undertakes that for a period of five (5) years from the Commencement Date, it shall protect the Know-how as Confidential Information and shall not use the Know-how for any purpose except in accordance with the provisions of this Agreement.

4.4.	Confidentiality obligations

Each Party (“Receiving Party”) undertakes:

(a).	to maintain as secret and confidential all Confidential Information obtained directly or indirectly from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein;

(b).	to use such Confidential Information only for the Option Purpose of this Agreement; and

(c).	to disclose such Confidential Information only to those of its employees, contractors and Affiliates pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the Option Purpose.

4.5.	Exceptions to obligations

The provisions of Clause 4.4 shall not apply to Confidential Information which the Receiving Party can demonstrate by cogent written evidence:

(a).	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

(b).	is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

(c).	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or sub-licensees; or

(d).	is developed or discovered by Receiving Party without reference to any Confidential Information of the Disclosing Party not subject to an exception under this Section 4.5; or

(e).	the Receiving Party is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the Receiving Party shall

(i).	inform the Disclosing Party as soon as is reasonably practicable, and

(ii).	at the Disclosing Party’s request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures; or

(f).	which a Party is advised by its information officer that it is required to disclose under the Freedom of Information Act 2000.

4.6.	Disclosure to employees

The Receiving Party shall procure that all of its employees, contractors and Affiliates pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s information to which Clause 4.4 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as Clauses 4.3 and 4.4 and which apply to the Disclosing Party’s Confidential Information.

4.7.	Return of information

Upon any termination or expiry of this Agreement where the Parties have not entered into a License, the Recipient Party shall return to the Disclosing Party, or at its option certify to the Disclosing Party the destruction of, any documents, Materials or other materials that contain the Disclosing Party’s Confidential Information including all copies made, and subject to Clause 4.5, make no further use or disclosure thereof; provided that the Receiving party shall be permitted to retain a single copy of such Confidential Information in its legal records for purposes of managing its obligations hereunder.

5.	Data, Reports and Improvements

5.1.	Interim and Final Report

During the Option Period the Parties shall keep each other advised of the progress with respect to the Option Purpose and results and/or completion of milestones within Schedule 2 when reasonably requested. Within 60 days following completion, expiry or termination of the Option Period the Company shall provide a full report setting forth processes, results, and all the Data generated from the Technology. QMUL shall be entitled to publish this report or any part thereof, subject to Clause 5.6.

5.2.	Use of Data Generated During Option

If at the end of the Option Period the Company do not complete a license agreement subject to Clause 2.2 the Data generated during the Option Period relating to the Technology will revert to QMUL for use in furthering the Technology and be owned by QMUL.

5.3.	Improvements

If Improvements to the Technology are made by the Company or its Affiliates using the Technology during the course of the Option Period they shall be owned jointly in equal share by QMUL and the Company (“Joint Improvements”). Subject to the right of the Company to exercise an exclusive option under Section 5.5, if a Party wishes to commercially exploit a Joint Improvements that Party will require a commercial agreement with the other Party. QMUL will inform the Company in sufficient detail of any and all Joint Improvements and QMUL Improvements (as hereinafter defined) to the Technology made or to be made by QMUL within a reasonable time and any such Inventions shall be subject to a thirty (30) day right of first refusal to the Company to enter into an exclusive license on the same Heads of Terms (Schedule 3) as this agreement. For the avoidance of doubt, in the event that the Company does not exercised its exclusive option to license and does not entered into an exclusive license with QMUL under Section 5.5 to any Improvements to the Technology made by QMUL during projects funded by other parties (such as, but not limited to CRUK, MRC, etc.) or QMUL themselves will be solely owned and exploitable by QMUL and/or the relevant third party (“QMUL Improvements”).

5.4.	New Inventions

If any new inventions made by the Company or its Affiliates, which are not Improvements, arise using the Technology listed in Schedule 1 during the Company Programme as set out in Schedule 2, whether or not directly regarding the Technology during the Option Period, they shall be owned jointly in equal share by QMUL and the Company (“Joint New Inventions”). For the avoidance of doubt, QMUL shall have no rights in new inventions that make no use of QMUL Technology. Subject to the right of the Company to exercise an exclusive option under Section 5.5, if a Party wishes to commercially exploit a Joint New Invention that Party will require a commercial agreement with the other Party. For the avoidance of doubt any new inventions made by QMUL (which are not Improvements) arising during the Option Period using the Technology, whether or not directly related to the Technology in the course of projects will be solely owned and exploitable by QMUL (“QMUL New Inventions”). Subject to any QMUL’s contractual obligations towards a third party, all QMUL Improvements and QMUL New Inventions shall be disclosed to the Company within a reasonable time and any QMUL New Inventions shall be subject to a thirty (30) day right of first refusal to the Company on reasonable commercial terms. For the avoidance of doubt, any QMUL New Inventions that do not make use of the Technology will be solely owned and exploitable by QMUL, and shall be outside the scope of this Agreement.

5.5.	Option for Improvements/ New Inventions

Anytime from the Commencement Date till the end of the Option Period, the Company will have the right to exercise an exclusive Option by notifying QMUL in writing that it, or one of its Affiliates, is interested in negotiating, in good faith, on reasonable commercial terms for biotechnology licenses, for the grant of an exclusive, worldwide license (with the right to sub-license) under QMUL’s share/interest in Joint Improvements, QMUL Improvements (subject to any third party prior contractual obligations) or Joint New Inventions; provided that in case of Joint Improvements or Joint New Inventions the aforesaid license shall be granted on reasonably the same Heads of Terms (Schedule 3) as this agreement. For the avoidance of doubt QMUL New Inventions will be solely owned and exploitable by QMUL. If the Company so informs QMUL that it or one of its Affiliates is so interested, the Company and QMUL shall negotiate in good faith a definitive agreement during a period of six (6) months from the date of written notice provided during the Option Period (the “Negotiation Period”). The Negotiation Period shall be mutually extendable by the written agreement of both the Parties.

5.6.	Publication and Disclosure of Results.

The Company acknowledges that QMUL is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. At least 30 days before the date of any proposed publication, QMUL will deliver to the Company copies of the scientific articles, papers and abstracts it wishes to publish or disclose regarding the results of the research evaluation testing relating to the Technology. The Company will review the proposed publications and disclosures, and, if it can do so without compromising its present or potential patent rights, authorize their publication or disclosure. If the Company determines that its patent rights would be compromised by their publication or disclosure, such authorization will be provided after the Company files a patent application to protect its patent rights; provided in no event QMUL shall be required to delay the publication for a period of more than sixty [60] days from the date of delivery to the Company of a manuscript for publication. Further, where such manuscript contains any Know-How, the Parties shall negotiate in good faith in order to delete it from the manuscript or suitably modify it within the said 90 days period. For clarity, this provision shall only apply during the Option Period and subsequently only if a license agreement is executed by the Parties.

6.	General

6.1.	Jurisdiction and Law

This Agreement is made under English law and the parties submit to the exclusive jurisdiction of the English courts in respect of any dispute arising out of or relating to this Agreement.

6.2.	Contact Details

Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail, or by fax (confirmed by first class mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this Clause 6.2, and marked for the attention of the representatives of the parties set out below:

(a).	QMUL’s representative for notices – Graeme Brown

(b).	QMUL’s fax number – +44 20 7882 5128

(c).	Company’s representative for notices – Robert E. Sobol

(d).	Company’s fax number – +1 901 763 4229

6.3.	Notices

Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

6.4.	Announcements

Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

6.5.	Agreement Execution

This Agreement may be executed in counterparts via fax, email or hard-copy, with each Party having received its copy, each of which will be deemed an original, but all of which together shall constitute one and the same agreement.

7.	Termination

7.1.	Term

This Agreement shall be effective from the Commencement Date and last until the expiry of the Option Period or completion of the Company Programme (as outlined in Schedule 2), whichever is later.

7.2.	Company’s Right to Terminate

The Company may terminate this Agreement at any time by giving sixty [60] days written notice to QMUL.

7.3.	Termination For Default

This Agreement may be terminated by either Party in the event of a default or failure by the other Party to perform any of the terms, covenants, or provisions of this Agreement. The defaulting party shall have sixty (60) days after the giving of written notice detailing such default by the non-defaulting Party to correct such default. If such default is not corrected within the sixty [60] day cure period, the non-defaulting Party shall have the right, at its option, to cancel and terminate this Agreement.

7.4.	Surviving Clauses

Clauses 4, 5, 6 and 7 will survive the expiry or termination of this Agreement.

Signature Page

Agreed by the Parties through their authorised signatories:

For and on behalf of		For and on behalf of
Queen Mary University of London		MultiVir Inc.

Signed	/s/ Graeme Brown	Signed	/s/ Robert E. Sobol

Print Name:	Graeme Brown	Print Name:	Robert E. Sobol

Title:	Director Technology Transfer and QMI	Title:	Chief Executive Officer

Date	February 2, 2015	Date	February 1, 2015

Schedule 1 (Patent(s), Know-how, Materials)

Part A: The Patent(s)

Patent Application Number: 1045834.1

Part B: The Know-how

The potential therapeutic agent to be provided for this joint validation and option is a replication-selective vaccinia virus vector (named by inventors as VVL15N1L-hIL12). VV15N1L-hIL12 has deletion of two viral genes (thymidine kinase gene and N1L gene), along with other modifications as detailed in the Patent(s) which vector shows a better selectivity between tumours and normal tissues in vivo, with an enhanced anti-tumour efficacy; The hIL12 gene localises in a specific expression cassette within the VVL15 region, IL12 expression is driven by VV H5 promoter, linked with different restriction enzymes and reporter gene RFP whose expression is also driven by VVH5 promoter. VVL15N1L-IL12 vector is a potential cancer therapeutic agent, demonstrated by a superior anti-tumour efficacy compared to unarmed VVL15N1L and GM-CSF armed VVL15N1L in vivo. This virus can be used intratumourally, intraperotonally and intravenously as a therapeutic agent for treatment of cancer. It is also able to be used as a neo-adjuvant therapeutic agent before surgery to prevent recurrence and metastasis of cancer after surgery. This agent might also be combined with other therapies, such as chemo therapy, radiation therapy, target therapy, other oncolytic viruses etc.

Part C: The Materials

1.	Purified VVL15N1L-hIL12 virus

2.	Sequence of the PCR primers for identification of the vector

Schedule 2 (Company Programme)

Programme for development of new therapeutic regime of sequential use of three different oncolytic viruses for treatment of pancreatic cancer

Parties:

A. Queen Mary University of London. PIs: Professor Nick Lemoine and Dr. Yaohe Wang

B: Company. MultiVir, Inc. Professor William Wold and Dr. Robert Sobol

Background

QMUL lab has developed a new therapeutic regime for cancer treatment by sequentially using oncolytic adenovirus and vaccinia virus (Tysome et al. Clinical Cancer Research 2012,). The group has recently developed a new replication-selective vaccinia virus vector (named by inventors as VVL15N1L-hIL12) with an enhanced anti-tumour efficacy and safety, which may further improve the efficacy of the original sequential regime. The Company has an oncolytic Adenovirus (ViRx-007) and an in-licenced HSV (rRp450).

Objectives:

The Company intends to evaluate a new therapeutic regime for cancer treatment by sequentially using the three viruses in an immune-competent Syrian hamster pancreatic cancer model.

Investigation plans:

1.	Evaluation of antitumour efficacy of different oncolytic viruses in immune-competent Syrian hamster HPD-1NR Pancreatic cancer model at different dose (Exp 1);

2.	Evaluation of antitumour efficacy of sequentially using VirRx 007 and HSV in immune-competent Syrian hamster HPD-1NR Pancreatic cancer model (Exp 2);

3.	Evaluation of antitumour efficacy of sequentially using VirRx 007 and VVN1L-hIL12 in immune-competent Syrian hamster HPD-1NR Pancreatic cancer model (Exp 3);

4.	Evaluation of antitumour efficacy of sequentially using VVhIL12 and HSV in immune-competent Syrian hamster HPD-1NR Pancreatic cancer model (Exp 4);

5.	Evaluation of antitumour efficacy of sequentially using VirRx 007, HSV and VVhIL12 in immune-competent Syrian hamster HPD-1NR Pancreatic cancer model (Exp 5).

For the avoidance of doubt the Company Programme will be organised and paid for by the Company.

Schedule 3 (Heads of Terms)

The following details shall be utilised in the execution of an exclusive license agreement in accordance with Clauses 2.1, 2.2, 5.3, 5.4 and 5.5 that would be in keeping with an agreement between a university and an early-stage biotechnology company:

1.	Royalty Rate

The Company will pay QMUL a royalty being a percentage of the Net Sales Value of all Licensed Products sold or otherwise supplied by Licensee or its Affiliates. The percentage shall be the higher of the following alternative percentages which applies to the Licensed Product in question: (a) [***] in the case of Licensed Products which are within a Valid Claim of a Patent in the country of manufacture or sale; or (b) [***] in the case of Licensed Products which incorporate, or whose development made use of, any of the Know-how.

a.	Licensed products may be sold in combination with or as part of other therapeutically active substances which are covered by a third party’s U.S. and/or foreign patent(s) or patent application(s) (“Combination Product”). In determining royalty payments for the Combination Product, the Parties agree that the Net Sales Value for such combination product shall be calculated as the fractional number which the Licensed Product represents in such Combination Product multiplied by the selling price of the Combination Product received by the Company. In no event shall the royalty rate reduced by more than 50% of the amount which would have been payable in the absence of this sub-clause.

2.	Other Income

Company shall pay to QMUL [***] of Net Receipts.

a.	This sublicense income shall be reduced by the fractional number which the sub-licensed product represents in a Combination Product. In no event shall the royalty rate reduced by more than [***] of the amount which would have been payable in the absence of this sub-clause.

3.	Milestone payments

Upfront, Milestone itinerary and value of payments shall be:

a.	£[***] upon exercise of the Option

b.	£[***] upon commencement of a Phase 1

c.	£[***] upon commencement of a Phase 2

i.	£[***] payable if primary endpoint is met or any subsequent development milestone is commenced.

d.	£[***] upon commencement of a Phase 3

i.	£[***] payable if primary endpoint is met or any subsequent development milestone is commenced.

e.	£[***] in total for regulatory approvals (£[***] for each territory of US EU and Japan)

i.	Which will be broken down as 50% of this fee payable on regulatory approval, and the remaining 50% payable 3 months after the first sale of the Product in the territory with regulatory approval.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Confidential treatment has been requested with respect to the omitted portions